Exhibit 8.1

SUBSIDIARIES

Mad Catz, Inc., a corporation incorporated under the laws of Delaware, USA
1328158 Ontario Inc., a corporation incorporated under the laws of Canada
FX Unlimited, Inc., a corporation incorporated under the laws of Delaware, USA
Mad Catz (Asia) Limited, a corporation incorporated under the laws of Hong Kong
Mad Catz Interactive Asia Limited, a corporation incorporated under the laws of Hong Kong
Mad Catz Europe Limited, a corporation incorporated under the laws of England and Wales
Mad Catz Limited, a corporation incorporated under the laws of England and Wales
Xencet U.S. Inc., a corporation incorporated under the laws of Delaware
Singapore Holdings Inc., a corporation incorporated under the laws of Singapore
Spoxt Pte Ltd., a corporation incorporated under the laws of Singapore